BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BIOTIME, INC. ANNOUNCES AGREEMENT TO ACQUIRE
ES CELL INTERNATIONAL

Acquisition to accelerate BioTime’s development of human stem cell-based therapeutics

ALAMEDA, CA, April 29, 2010 – BioTime, Inc. (NYSE Amex: BTIM), a biotechnology company that develops and markets products in the field of stem cells and regenerative medicine, today announced that it has agreed to acquire the Singapore-based company ES Cell International Pte Ltd (ESI).  The acquisition is expected to close next week, at which time BioTime will provide full details of the acquisition and outline its business plans with respect to the acquired assets.

Established in 2000, ESI has been at the forefront of advances in human embryonic stem cell technology, being one of the earliest distributors of hES cell lines to the research community. More recently, ESI has produced an additional 6 new clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice (GMP) and currently offers them for potential use in therapeutic product development.  ESI’s assets also include 20 patent families, including 50 issued patents in the field of stem cell biology, and a significant equity position in the Israel-based stem cell company CellCure Neurosciences Ltd.  BioTime plans to combine the newly-acquired assets with its ACTCellerateTM and ReCyteTM technologies to accelerate the development of numerous human therapeutic products.

At closing, BioTime will issue approximately 1.38 million of its common shares and 300,000 warrants to purchase additional common shares.  This new class of BioTime warrants will have an exercise price of $10 per BioTime common share and a term of four years.  In exchange for these shares and warrants, BioTime will acquire all of ESI's outstanding ordinary and preferred shares, and all of ESI's approximately $35 million of debt and accrued interest.  ESI has no significant liabilities other than the debt obligations that BioTime will own after the acquisition.

“The founding scientists of ESI have been pioneers in the field of regenerative medicine,” said Michael D. West, Ph.D., President and Chief Executive Officer of BioTime, Inc.  “The combination of ESI’s assets with BioTime give the combined company a broad manufacturing platform for a wide array of potential human therapeutic products.”

Background

Regenerative medicine refers to the development and use of therapies based on human embryonic stem (hES) cell or induced pluripotent stem (iPS) cell technology.  These therapies will be designed to regenerate tissues afflicted by degenerative diseases.  The great scientific and public interest in regenerative medicine lies in the potential of hES and iPS cells to become all of the cell types of the human body.  Many scientists therefore believe that hES and iPS cells have considerable potential as sources of new therapies for a host of currently incurable diseases such as diabetes, Parkinson’s disease, heart failure, arthritis, muscular dystrophy, spinal cord injury, macular degeneration, hearing loss, liver failure, and many other disorders where cells and tissues become dysfunctional and need to be replaced.

Since human embryonic stem cells are derived from discarded human embryos created in the process of in vitro fertilization (IVF), their use in research has been controversial.  However, induced pluripotent (iPS) stem cells can be created using noncontroversial adult cells, such as skin cells, rather than embryonic cells.  The alteration of specific genes in adult cells allows them to be transformed into iPS cells that are very similar to hES.  BioTime’s stem cell-based product development is in the preclinical stages and will require years of extensive testing prior to being used in an effort to treat humans.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders.  BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc.  BioTime’s subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer. BioTime also plans to develop therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer through its subsidiary BioTime Asia. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications.  BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.  Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.
Judith Segall
jsegall@biotimemail.com
510-521-3390, ext 301

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